SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        August 22, 2001
                                                        ------------------------



                               UNOCAL CORPORATION
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             (Exact name of registrant as specified in its charter)



                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
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(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
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(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
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              (Registrant's Telephone Number, Including Area Code)

Item 5.           Other Events.


Gulf of Mexico Deepwater Drilling Activities
--------------------------------------------
On August 22, 2001, the Company announced that it had concluded drilling operations at its deepwater exploration well on the Ponza prospect in Keathley Canyon Block 774 in the Gulf of Mexico. Although the well reached its objectives and penetrated hydrocarbon-bearing zones, the well did not appear to hold commercial quantities of pay. The well was plugged and abandoned; however, evaluation of data from the Ponza well is continuing. Under terms of farm-in agreements, the Company incurred essentially no net costs in the drilling of the Ponza well. The Company is the operator and holds a 50-percent working interest in Keathley Canyon Block 774.

The Company is currently drilling an appraisal well at the Mad Dog prospect, a previously announced discovery located in Green Canyon Block 826.

The next deepwater well the Company plans to drill is an appraisal well at the recently announced Trident discovery, drilled on Alaminos Canyon Block 903. The Company is the operator of Trident and holds a 59.5-percent working interest in the seven-block prospect.


Indonesia Deepwater Drilling Activities
---------------------------------------
On September 4, 2001, the Company announced that its Unocal Rapak, Ltd., subsidiary had drilled two successful exploration appraisal wells on the Ranggas prospect in the southern portion of the Rapak Production-Sharing Contract (PSC) area, offshore East Kalimantan, Indonesia. These two wells were a follow-up to the initial discovery well. Unocal Rapak, Ltd. is operator of the Rapak PSC area and holds an 80-percent working interest.

The Ranggas-2 well was drilled to a total depth of 13,661 feet in 5,192 feet of water. The well encountered 155 feet of net oil pay and 118 feet of net gas pay. The well is located in the southern portion of the Ranggas structure, nearly a mile southwest of the discovery well. The Ranggas-3 well was drilled to a total depth of 13,248 feet in 5,368 feet of water. The well encountered 306 feet of net oil pay and 123 feet of net gas pay. The well is located 3.4 miles north of the discovery well in the central portion of the Ranggas structure.

In the next phase of drilling, Unocal Rapak will drill four to eight wells beginning late in 2001 or early in 2002 to further delineate the Ranggas discovery and test at least two adjacent prospects. The Company expects to determine commerciality and the size of production facilities in this second drilling phase.


Production, Reserves and Financial Forecasts
--------------------------------------------
On September 5, 2001, the Company announced that its worldwide net daily production for 2001 is expected to average between 505,000 to 515,000 Barrels of Oil Equivalent (BOE). In the Lower 48, natural gas production is expected to average 920 million cubic feet per day (mmcf/d) for 2001, up from 764 mmcf/d in 2000. The Company expects to record reserve replacement in 2001 of between 170 percent and 220 percent of production with finding and development costs between $7.30 per BOE and $5.60 per BOE.

The Company's goals are to increase worldwide net oil and gas production to approximately 800,000 BOE per day in 2007 while maintaining a stable capital spending program of $1.8 to $2.0 billion per year with a 45 to 50 percent debt-to-total-capitalization ratio, while reducing finding and development costs to about $5.50 per BOE.

This filing contains certain forward-looking statements about the Company's exploration and drilling activities, reserve replacement, finding and development costs, future production, capital expenditures and debt ratios. These statements are not guarantees of future performance. The statements are based upon the Company's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Actual results could differ materially as a result of factors discussed in the Unocal's 2000 Form 10-K and subsequent reports filed with the U.S. Securities & Exchange Commission.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                                      UNOCAL CORPORATION
                                                         (Registrant)




Date:  September 6, 2001                            By:  /s/ JOE D. CECIL
                                                       --------------------
                                                           Joe D. Cecil

                                      -3-